As filed with the Securities and Exchange Commission on November 17, 2015

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ICTV BRANDS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State of Incorporation)

76-0621102
(I.R.S. Employer Identification Number)

489 Devon Park Drive, Suite 315
Wayne, PA 19087 484-598-2300
(Address and telephone number of principal executive offices)

Richard Ransom, President
489 Devon Park Drive, Suite 315
Wayne, PA 19087 484-598-2313
(Name, address and telephone number of agent for service)

copy to:

Gerald W. Gritter, Esq.
Levinson, Gritter & DiGiore LLP
120 E. Palmetto Park Road, Suite 425
Boca Raton, FL 33432
561-391-8899

Promptly following the effective date of this Registration Statement
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:      .

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  X .

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

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If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.      .

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.        .

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer       .

Accelerated filer       .

Non-accelerated filer       .

Smaller Reporting Company   X .

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock (1)	3,333,334	$0.2055	$685,000	$68.98

(1) In accordance with Rule 457(c), the registration fee is calculated based upon the average of the high and low prices as of November 10, 2015.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ICTV BRANDS, INC.

3,333,334 Shares of Common Stock offered by certain Selling Shareholders

To be sold in the market or in one or more private transactions

_____________________________________________________________________________________

We are registering the resale of 3,333,334 shares of our common stock which were previously issued to certain shareholders in private transactions.  As a result, the proceeds from sale of those 3,333,334 shares will not be received by us.  The shares being offered by the selling shareholders will be sold by them from time to time either in the market or in one or more private transactions.

Our common stock is traded in the OTCQX marketplace under the symbol ICTV and on the Canadian Securities Exchange under the symbol ITV.

Investing in our Common Stock involves risks that are described in the "RISK FACTORS" section of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is November 17, 2015

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by ICTV Brands, Inc. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

Until *, 2015 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	1
Use of Proceeds	1
Selling Shareholders	1
Plan of Distribution	2
Incorporation of Certain Information by Reference	2

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.  You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

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PROSPECTUS SUMMARY

This summary highlights key aspects of our business that are described more fully elsewhere in this prospectus. This summary does not contain all of the information which you should consider before making an investment decision. You should read this entire prospectus carefully, including "Risk Factors" and the consolidated financial statements and the notes to the consolidated financial statements included elsewhere in this prospectus. In this prospectus, "we," "us," "our," "ours," “ICTV” and "the Company" refer to ICTV Brands Inc.

The Company

We are a direct response marketing and branding company focused on the health, wellness and beauty sector.  We develop, market and sell products through long-form infomercials which we produce, short-form advertising spots, live home shopping television, specialty outlets, online shopping, third party international distributors and traditional retail stores. We offer primarily health, beauty and wellness products as well as various consumer products, including DermaWandTM, a skin care device that reduces the appearance of fine lines and wrinkles, and helps improve skin tone and texture, DermaVital®, a professional quality skin care line that effects superior hydration, the CoralActives® brand of acne treatment and skin cleansing products, and Derma Brilliance®, a skin care resurfacing device that helps reduce visible signs of aging, JidueTM, a facial massager device which helps alleviate stress, and Good Planet Super SolutionTM, a multi-use cleaning agent.  We acquire the rights to our products that we market primarily via licensing agreements, acquisition and in-house development and sell both domestically and internationally.

We are a Nevada corporation, and our headquarters are located at 489 Devon Park Drive, Suite 315, Wayne, PA 19087.

The Offering

This prospectus offers for sale 3,333,334 shares of our common stock held by certain shareholders (the “Selling Shareholders”).  In October 2015, we raised $1,000,000 in additional working capital in a private offering to the Selling Shareholders.  In connection with the private offering, we agreed to register the shares for resale in order to allow the Selling Shareholders to sell their shares in the market or in one or more private sales.  Those shares are being offered hereby on behalf of the Selling Shareholders.

RISK FACTORS

Prospective purchasers of the shares offered by this prospectus should consider the risks inherent in investing in the Company.  The primary risk factors involved in the Company’s business are presented under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission on March 19, 2015, and incorporated into this prospectus by reference.

USE OF PROCEEDS

The proceeds from the shares being offered by the Selling Shareholders will be retained by those shareholders, and will not be received by us.

SELLING SHAREHOLDERS

We are registering for resale 3,333,334 shares of our common stock which were issued by us to the Selling Shareholders listed below in a private offering.  None of the Selling Shareholders have held any position or office with us, or have had any other material relationship with us, or our predecessors or affiliates, during the past three years.

Name	Shares Presently Held	Shares Offered Hereby	Shares Owned After the Completion of the Offering	% Owned after the Completion of the Offering
Sandra F. Pessin	2,166,667	2,166,667	-	-
Brian L. Pessin	1,482,631	333,333	1,149,298	4.1%
Michael Cahr	433,334	333,334	100,000	0.4%
Edwin A. Levy	697,818	333,333	364,485	1.3%
Robert A. Ayerle	465,867	166,667	299,200	1.1%

PLAN OF DISTRIBUTION

The shares will be sold by the Selling Shareholders from time to time either in the market or in one or more private transactions, and we will not receive the proceeds from those sales.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are subject to the information and periodic reporting requirements under Section 12(g) of the Securities Exchange Act. Accordingly, we file Annual Reports, Quarterly Reports, and Current Reports with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, respectively.  Any document we file may be read and copied at the Commission’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549.  Please call the Commission at 1-800-SEC-0330 for further information about the public reference room.  We are an electronic filer, and the Commission also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.  Our reports are also available for review on our website at www.ictvbrands.com.

The following documents are incorporated by reference into this prospectus:

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The description of our common stock as found on page 10 of a Form S-1 Registration Statement filed by us on October 18, 2013

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Our Annual Report on Form 10-K for the year ended December 31, 2014 filed March 19, 2015

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Our Current Report on form 8-K filed March 19, 2015

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Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed May 7, 2015

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Our Current Report on form 8-K filed May 7, 2015

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Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 filed August 6, 2015

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Our Current Report on form 8-K filed August 6, 2015

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Our Current Report on form 8-K filed November 3, 2015

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Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 filed November 9, 2015

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Our Current Report on form 8-K filed November 9, 2015

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering shall also be deemed to be incorporated by reference into this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus.  Copies will be provided upon written or oral request, and at no cost to the requester, by writing to ICTV Brands Inc. at 489 Devon Park Drive, Suite 315, Wayne, PA 19087, Attention: Corporate Secretary. Telephone requests may be directed to the office of the Corporate Secretary of the Company at 484-598-2300.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by ICTV Brands, Inc. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

Until *, 2016 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution

Presented below are expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates and actual expenses may vary.  All expenses will be borne by the Company.

Securities and Exchange Commission registration fee	$100
Accounting fees and expenses	$5,000
Legal fees and expenses	$6,000
Miscellaneous	$1,000

TOTAL	$12,100

ITEM 15. Indemnification of Directors and Officers

In accordance with Nevada law, our articles of incorporation provide that the company may indemnify a person who is a party or threatened to be made a party  to  an action, suit or proceeding by reason of the fact that he or she is an officer, director, employee or agent of the company, against such person's costs and expenses incurred in connection with such action so long as he or she has acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the company, and, in the case of criminal actions, had no reasonable cause to believe his or her conduct was unlawful.  Nevada law requires a corporation to indemnify any such person who is successful on the merits or defense of such action against costs and expenses actually and reasonably incurred in connection with the action.

Our bylaws provide that the company will indemnify its officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of the company, absent a finding of negligence or misconduct in office.  Our bylaws also permit the company to maintain insurance on behalf of its officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not the company has the power to indemnify such person against liability for any of those acts.

ITEM 16. Exhibits

Exhibit No.	Description

2	Share and Option Purchase Agreement
(Incorporated by reference from the Company’s Form SB-2 Registration Statement filed October 3, 2001)

5	Opinion of Levinson, Gritter & DiGiore LLP (to be filed by amendment hereto)

23.1	Consent of Levinson, Gritter & DiGiore LLP (included in Exhibit 5)

23.2	Consent of EisnerAmper LLP (filed herewith)

ITEM 17. Undertakings

The undersigned registrant hereby undertakes:

(1)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(3)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayne, State of Pennsylvania, on November 17, 2015.

ICTV BRANDS INC.

By:  /s/ Kelvin Claney

Date:  November 17, 2015

    Kelvin Claney, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

 /s/ Kelvin Claney

Date: November 17, 2015

Kelvin Claney,

Director and Chief Executive Officer

 /s/ Richard Ransom

Date: November 17, 2015

Richard Ransom, President

 /s/ Ryan LeBon

Date: November 17, 2015

Ryan LeBon, Chief Financial Officer

 /s/ Stephen Jarvis

Date: November 17, 2015

Stephen Jarvis, Director

 /s/ William Kinnear

Date: November 17, 2015

William Kinnear, Director

 /s/ Donald J McDonald

Date: November 17, 2015

Donald J. McDonald, Director